Exhibit 21.1

Subsidiaries of Teladoc Health, Inc.

Name	Domestic Jurisdiction
AcuteCare Telemedicine, LLC	Georgia
Advance Medical Health Care Management Services Chile S.A.	Chile
Advance Medical, Inc.	Massachusetts
AM Healthcare Management Consulting Sdn. Bhd.	Malaysia
Best Doctors Holdings, Inc.	Delaware
Best Doctors International Insurance S.a.r.l.	Luxembourg
Best Doctors, Inc.	Delaware
BetterHelp, Inc.	Delaware
C3O Corporation	California
Centro Médico Virtual Teladoc Health S.P.A.	Chile
Consultant Connect Limited	England and Wales
Diabeto Inc.	Delaware
Diabeto Medtech India Private Limited	India
HY Holdings, Inc.	Delaware
Institute of Patient Safety and Quality in Virtual Care, LLC	Texas
InTouch Health Providers, LLC	Florida
InTouch Technologies, Inc.	Delaware
ITH Development, LLC	Belarus
ITH DTC, LLC	Delaware
ITH Physician Services, Inc.	Delaware
Livongo Health Canada, ULC	British Columbia, Canada
Livongo Health Malaysia Sdn. Bhd.	Malaysia
Livongo Health Singapore Pte. Ltd.	Singapore
Livongo Health, Inc.	Delaware
Logiciels Ipnos Inc. (Ipnos Software Inc.)	Quebec
myStrength, Inc.	Delaware
Retrofit Inc.	Delaware
Rise Health, Inc.	Delaware
Smartek S.R.L.	Argentina
Stat Health, LLC	Delaware
Teladoc Health Australasia Pty Limited	Australia
Teladoc Health Brasil - Serviços de Consultoria em Saude Ltda	Brazil
Teladoc Health Canada Inc.	Canada
Teladoc Health Denmark ApS	Denmark
Teladoc Health France SAS	France
Teladoc Health Germany GmbH	Germany
Teladoc Health International, Sociedad Anónima Unipersonal	Spain
Teladoc Health Massachusetts Holdings, Inc.	Massachusetts
Teladoc Health Netherlands B.V.	Netherlands
Teladoc Health Portugal, S.A.	Portugal
Teladoc Health Romania SRL	Romania
Teladoc Health UK Ltd.	England and Wales
Teladoc Hungary Consulting and Services Limited Liability Company	Hungary
Yi Medical Health Management Consulting (Shanghai) Co., Ltd.	China